Exhibit 10.8

WPG offer - Indest

WASHINGTON PRIME GROUP INC.
Bethesda Crossing
7315 Wisconsin Avenue
Bethesda, Maryland 20814

January 9, 2015

Lisa Indest

c/o Glimcher Realty Trust
180 East Broad Street

Columbus, OH 143215

Re:           Conditional Offer of Employment with Washington Prime Group Inc. (“WPG”)

Dear Lisa,

On behalf of WPG, I am excited to offer you the position of Senior Vice President, Chief Accounting Officer (subject of course to the closing of our purchase of Glimcher Realty Trust, and your continued employment with Glimcher Realty Trust until closing).

1. Compensation. Your compensation package would be comprised of the following components:

A.            Initial annualized base salary of $285,000 (gross), less applicable income tax and other legally required withholding and any deductions that you voluntarily authorize in writing. We may adjust pay periodically based on merit, internal directives and the finances of WPG.

B.            You would also be eligible to be awarded an annual discretionary bonus, for each fiscal year of WPG or portion of a fiscal year beginning on or after the Effective Date (defined below), pursuant to WPG’s annual incentive plan that may be in effect from time to time. Your target annual bonus will be 75% of your annualized base salary. Your actual bonus if awarded would be based upon the level of achievement of performance goals and other factors, and subject to approval by our Board of Directors.

C.            You will be eligible to enroll on the Effective Date in our welfare benefits plans that we provide to similarly situated employees based on plans, practices and policies in effect from time to time. Such benefits may be governed by insurance contracts and other agreements with third parties, and the terms and conditions in those agreements may be beyond WPG’s control. We intend to review our benefits regularly and reserve the right to add new benefits, modify existing programs, and terminate them, as we deem necessary.

2. Title: Reporting Supervisor. You shall serve WPG as its Senior Vice President, Chief Accounting Officer and shall perform customary and appropriate duties consistent with your title, including customary accounting responsibilities and the management of investor relations, as may be reasonably assigned by WPG, reporting to our Executive Vice President and Chief Financial Officer.

3. Long-Term Incentive Plan. You shall be entitled to participate in WPG’s long-term cash and equity incentive plans and programs applicable generally to executives at WPG on the same basis as other similarly-situated executives at WPG, with grants made at the discretion of, and subject to the approval of, WPG’s Compensation Committee.

4. Inducement/Special Performance LTIP Awards. Immediately following the 20 consecutive trading days commencing on the Effective Date, subject to approval by WPG’s Compensation Committee, you shall be granted a number of long-term incentive plan units (“LTIP Units”) equal to $300,000 divided by the average closing price of WPG common stock for the 20 consecutive trading days commencing on the Effective Date (“Inducement LTIP Units”). The Inducement LTIP Units shall be evidenced by an Award Agreement consistent with those executed by other Glimcher Realty Trust executives, including provisions that address vesting and forfeiture of the Inducement LTIP Units. Subject to your continuous employment through each grant date, subject to approval by WPG’s Compensation Committee, you shall be granted additional LTIP Units (“Special Performance LTIP Units”) at the end of, and with respect to, each of the three performance periods consisting of the period from the Effective Date through (i) December 31, 2016, (ii) December 31, 2017, and (iii) December 31, 2018. The number of the Special Performance Units that you will earn for each performance period will be determined based on the achievement of absolute and relative performance goals as determined by WPG and its Board of Directors, with the maximum number of Special Performance Units for each performance period determined by dividing $150,000 by the average closing price of WPG common stock for the 20 consecutive trading days commencing on the Effective Date. Once granted, your Special Performance LTIP Units will be subject to the terms of an Award Agreement, with terms that are consistent with those executed by other Glimcher Realty Trust executives.

5.   Amendment to Severance Benefits Agreement. This offer of employment is contingent upon you and WPG entering into and delivering prior to the Effective Date a mutually acceptable and fully executed Second Amendment to your Severance Benefits Agreement with Glimcher Realty Trust dated as of June 28, 2004, as amended April 1, 2011.

6.   Confidentiality. The terms and provisions contained herein are and shall remain confidential and shall not be disclosed by you or your representatives except as mutually agreed or required by law or court order. This provision shall survive the terms of this offer letter.

7.   At-Will Employment. Please note that your employment remains at-will and nothing contained herein is intended to create an express or implied contract or modify your at-will employment status in any way.

8.   Effective Date. The “Effective Date” of your employment with WPG shall be the date of the “Acquisition Effective Time” as defined in that certain Agreement and Plan of Merger, dated as of October 13, 2014, by and among, WPG, Washington Prime Group, L.P., WPG Subsidiary Holding I, LLC, WPG Subsidiary Holding II Inc., Glimcher Realty Trust and Glimcher Properties Limited Partnership.

Subject to applicable law, WPG reserves the right to conduct a criminal background investigation and other tests and searches as a condition to your employment with WPG.

This offer letter shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflicts of law.

Please confirm your acceptance of our conditional offer by signing the enclosed copy of this letter and returning it to me within five (5) days from the date hereof. WPG reserves the right to modify your position, compensation, benefits, duties, goals, expectations and any other term of employment as it deems appropriate.

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We are looking forward to having you on our team! Please feel free to contact me if you have any questions.

Sincerely,

Washington Prime Group Inc.

By:	/s/ Mark S. Ordan
	Name:	Mark S. Ordan
	Title:	Chief Executive Officer

Read, agreed, and accepted:

By	/s/ Melissa A. Indest
Name: